Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT
AND
GENERAL RELEASE OF CLAIMS

This Separation and Consulting Agreement and General Release of Claims (this “Agreement”) is entered into by and between A. Vincent Siciliano (“Employee”), and 1st Pacific Bancorp, a California corporation (“Bancorp”) and 1st Pacific Bank of California, a California state bank (“Bank”) (collectively, Bancorp and Bank are referred to as the “Employer” or the “Bank”).

RECITALS

A.                                   Employee resigns his employment with Employer upon Employee’s execution of this Agreement.

B.                                     Employee and Employer desire to settle and compromise any and all possible claims against Employer by Employee arising out of their relationship to date, including Employee’s employment with Employer and the termination of Employee’s employment, and to provide for a general release of any and all such claims.

AGREEMENT

1.                                       Separation Pay/Consideration.  In consideration of the covenants and releases set forth herein, the Bank agrees to pay Employee, on the eighth (8) day following Employee’s execution of this Agreement, a lump sum severance payment of Two Hundred Fifty-Five Thousand Dollars ($255,000.00), less all applicable state and federal deductions or withholdings (in each case, the “Payment”), $2,000 of which shall be consideration for Employee’s Release of ADEA Claims as set forth in Section 11 below.  The check representing the Payment shall be personally delivered to Employee, or mailed to Employee at his home address at 411 Hidden Pines Lane, Del Mar, CA  92014.

2.                                       Resignation of Positions Held by Employee.  Employee shall resign, upon his execution of this Agreement, his position as the Chief Executive Officer of 1st Pacific Bank of California and any other offices he holds with either 1st Pacific Bank of California or 1st Pacific Bancorp, together with his positions on the Board of either of the two entities.  Employee shall tender such resignations in writing immediately upon execution of this Agreement.

3.                                       Further Consideration.  As further consideration for the covenants and releases set forth herein, Employer agrees to provide Employee with healthcare and life insurance benefits as described in Sections 3.7 and 5.4.4 of Employee’s current employment agreement, for a period of one year after the date employee signs this Agreement, except as otherwise provided in this Section 3 and elsewhere in this Agreement.  However, should Employee become re-employed during that one year period, and if Employee becomes eligible for comparable health and/or life insurance benefits from a subsequent employer, he will notify the Employer within seven (7) days.  Upon Employee’s becoming eligible for such comparable health or life insurance benefits, the Employer’s obligation to provide further benefits under this paragraph shall immediately cease as to either health insurance or life insurance benefits, or both, as the case may be.  During the one year period referenced in this paragraph, Employee will respond promptly to requests by Employer for information required for purposes of administering this provision.

4.                                       Other Consideration.  Employee shall return the leased vehicle in his possession promptly upon execution of this Agreement by Employee.

5.                                       Vacation Pay.  Upon execution of this Agreement, Employer shall pay Employee vacation pay in the amount of 92.02 hours, or $11,281.65, it being agreed by both Employee and Employer that said amount represents all vacation pay due and owing to Employee.

6.                                       Consulting Services.  Employer will retain Employee as a consultant and Employee will provide consulting services to the Employer, under the direction of the Chief Executive Officer of the Bank or his delegee, for a period of six months (the “Consulting Term”), in order to assist in the maintenance of Bank’s customer, investor and employee relationships, including without limitation services of the following types: (a) provision of specific information regarding the service requirements of specific customers and their business and financial practices; (b) identification of and introduction to prospective customers of Bank; (c) advice regarding specific Bank employee relations and issues; (d) assistance in development of marketing plans; (e) assistance in fostering continued relationships with customers of Bank to whom Employee provided services or as to which he was their primary contact at Bank; (f) assisting in litigation or arbitration matters involving Bancorp or Bank, including appearing for depositions; (g) assisting in regulatory relations and (h) performance of special projects as yet undetermined.

a.                                       During the Consulting Term, Employee shall be available to provide consulting services to Employer upon reasonable notice and at reasonable times not to exceed 20 hours per month, without further compensation except as provided herein.

b.                                      Employee’s consulting obligation to Employer shall not prevent him from engaging in other employment, consulting and business relationships, provided these do not breach any of the other provisions of this Agreement or any other agreement with Employer or prevent him from providing consulting services hereunder.

7.                                       Covenants.  During the Consulting Term, Employee re-affirms and agrees that he shall comply with his obligations and duties under Section 6 of the Employment Agreement, except as modified herein, and, in addition, agrees as follows:

(a)                                  Employee agrees that he shall not in the future use or disclose any “confidential information” of Employer.  For purposes of the provision, the term “confidential information” shall include all non-public information belonging to the Employer and including but not limited to non-public information regarding the Employer’s customers, employees, business practices, financial information or projections, internal reports, strategic plans, customer habits, preferences or needs, proposed acquisitions or similar transactions; product and service prices; customer charges; contract negotiations and employee relations matters, in addition to any information constituting a trade secret as defined by law.

(b)                                 Employee further agrees, for a period of six months beginning with Employee’s last day of employment, not to solicit any current customer of the Employer with whom Employee worked or interacted directly while employed by Employer to limit or discontinue its relationship with Employer.

(c)                                  Employee further agrees not to solicit, for one year after Employee’s last day of employment, any employee of or independent contractor to Employer to cease being employed by or contracting with Employer.

(d)                                 Employee further agrees, for a period of six months after Employee’s last day of employment with Employer, not to hire or permit or enable any other person or entity to hire any person holding any of the following titles on Employee’s last day of employment with Employer:  (i) Executive Vice President; (ii) Senior Vice President; (iii) Branch Manager (regardless of title); (iv) Compliance and Risk Manager; (v) Vice President-Central Operations; and (vi) Vice President-Loan Administration.

(e)                                  Employee and Employer agree that Section 6.6.1 of Employee’s current Employment Agreement shall be of no further force or effect as of the date this Agreement becomes effective; provided, however, that such agreement with regard to Section 6.6.1 shall in no way limit or restrict the application, interpretation or enforcement of the provisions of this paragraph.

8.                                       Liquidated Damages for Breach by Employee.  In the event of any breach of any provision of Paragraph 7 above, or of any provision of Paragraph 6 of Employee’s current employment agreement with the Bank (other than Section 6.6.1 thereof), or of any other provision of this Separation and Consulting Agreement, Employee agrees that he will pay to the Bank liquidated damages in the sum of $255,000.  The parties agree that such liquidated damages are reasonable under the circumstances existing at the time this Agreement is entered into for, among other reasons, the fact that, in the event of such a breach by Employee, it would be difficult to measure the harm to the Bank from such breach, although the harm would be substantial and irreparable.

9.                                       No Other Consideration.  Employee shall receive no further or additional consideration in respect of any merger, acquisition or other transaction involving the Bank which occurs or closes after the date of Employee’s last day of employment with the Bank.

10.                                 Release of All Claims Except Age Discrimination in Employment Act of 1967 (“ADEA”) Claims.

a.                                       In consideration of the payment and other benefits described in Section 1, which Employee would otherwise not be entitled to except for signing this Agreement, Employee does hereby unconditionally, irrevocably and absolutely release and discharge the Employer and any related holding, parent, sister or subsidiary entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns from any and all loss, liability, claims, demands, causes of action or suits of any type, whether in law and/or in equity, related directly or indirectly, or in any way connected with any transaction, affairs or occurrences between them to date, including, but not limited to, Employee’s employment with the Employer and the termination of said employment.  This Agreement specifically applies, without limitation, to any and all contract or tort claims, claims for wrongful termination, wage claims, and claims arising under Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the California Fair Employment and Housing Act, the Fair Labor Standards Act, the Family and Medical Leave Act,

the California Family Rights Act, the California Labor Code, and any and all federal or state statutes or provisions governing the employment relationship or discrimination in employment except the federal statute specifically excluded hereafter.  This release specifically excludes any and all loss, liability, claims, demands, causes of action or suits of any type arising under the ADEA.  Employee’s release of ADEA claims will be addressed separately in Section 3 of this Agreement.

b.                                      Employee irrevocably and absolutely agrees that he/she will not prosecute nor allow to be prosecuted on his/her behalf, in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution by Employee of this release, the Employer and any related holding, parent, sister or subsidiary corporations or entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein.

11.                                 Release of All ADEA Claims.

a.                                       This section of the Agreement exclusively addresses Employee’s release of claims arising under federal law involving discrimination on the basis of age in employment (age 40 and above).  This section is provided separately, in compliance with federal law, including but not limited to the Older Workers’ Benefit Protection Act of 1990, to ensure that Employee clearly understands his/her rights so that any release of age discrimination claims under federal law (the ADEA) is knowing and voluntary on the part of Employee.

b.                                      Employee represents, acknowledges and agrees that the Employer has advised him/her, in writing, to discuss this Agreement with an attorney, and to the extent, if any, that Employee has desired, Employee has done so; that the Employer has given Employee twenty-one (21) days from receipt of this Agreement to review and consider this Agreement before signing it, and Employee understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing; that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause him to sign this Agreement; that he has read this Agreement in its entirety, and fully understands and is aware of its meaning, intent, content and legal effect; and that he is executing this release voluntarily and free of any duress or coercion.

c.                                       The parties acknowledge that for a period of seven (7) days following the execution of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired.  This Agreement shall become effective eight (8) days after it has been signed by Employee and the Employer, and in the event the parties do not sign on the same date, then this Agreement shall become effective eight (8) days after the date it is signed by Employee.

d.                                      In consideration of the separation payment and other benefits made to Employee described in Section 1 of this Agreement, which Employee would otherwise not be entitled to except for signing this Agreement, Employee does hereby unconditionally, irrevocably and absolutely release and discharge the Employer and any related holding, parent, sister or subsidiary entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns from any and all loss, liability, claims, demands, causes of action or suits of any type arising under the ADEA and related directly or indirectly to Employee’s employment with the Employer and the termination of said employment.

12.                                 Section 1542 Waiver.  Employee does expressly waive all of the benefits and rights granted to him/her pursuant to California Civil Code section 1542, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee does certify that he/she has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, above, and that he/she fully understands all of the same.  Employee hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages (including, without limitation, those arising under the ADEA), as well as those injuries and damages that are now disclosed.

13.                                 Confidentiality.  Employee agrees that all matters relative to this Agreement, including the negotiations leading up to this Agreement and its terms, shall remain confidential.  Accordingly, Employee hereby agrees that, with the exception of his spouse, regulatory agencies of the Employer and tax and legal advisors, he will not discuss, disclose or reveal to any other persons, entities or organizations, whether within or outside of the Employer, the terms and conditions of this Agreement.  Employer agrees that, in the event any third party, other than a regulatory agency, inquires concerning Employee’s resignation, departure from Employer, or concerning this Agreement, Employer shall state words to the effect that Employee resigned his position to pursue other interests.  A breach of this provision shall occur only if the conduct constituting the breach was conduct by a Director of Employer or its Chief Executive Officer, Chief Financial Officer or Chief Operating Officer.

14.                                 Ownership of Options or Stock.  Attached to this Agreement as Exhibit (“1”) is a chart showing Employee’s ownership of vested shares of stock in Employer and vested options on such stock.  The parties agree that the attached chart is accurate and complete.

15.                                 Non-Disparagement.  Employee agrees that he will not disparage the Employer or any of its directors, employees, agents or volunteers or otherwise interfere with the Employer’s business, vendor or other relationships.  Employee agrees not to make any derogatory or adverse statements, written or verbal, to anyone regarding the Employer or any of its present or former directors, employees, agents or volunteers.  The Employer agrees that it will neither disparage Employee nor make any derogatory or adverse statements, written or verbal, to anyone regarding Employee.  If an arbitrator determines that the Employer has breached its obligations under this

Section 15, to the extent the Payment has not been paid in full, the Employer shall be required to make the Payment in full to Employee within five (5) days following such arbitrator’s determination.  Nothing in this Section 15 shall prohibit or relate to any statement by any person to any regulatory agency.

16.                                 Entire Agreement.  The parties further declare and represent that no promise, inducement or agreement not herein expressed has been made to them and that this Agreement contains the full and entire agreement between and among the parties, and that the terms of this Agreement are contractual and not a mere recital.

17.                                 Future Employment.  Employee agrees that the Employer will not be obligated to offer employment to him or to hire him for any reason, regardless of the circumstances, at any time on or after the date of this Agreement.  Employee agrees that he will not apply for nor accept any such employment.

18.                                 Trade Secret/Proprietary Information.  Employee hereby reaffirms his obligations under his Employment Agreement with the Employer to which this Agreement relates, which shall remain in effect to the extent provided in the Employment Agreement.  Employee further agrees that he shall not disclose to any person(s) or entity(ies) at any time or in any manner, directly or indirectly, any information relating to the operations of the Employer which has not already been disclosed to the general public.  Employee agrees that this provision includes, but is not limited to, the following information: proprietary information and/or trade secrets; secret formulae; customer lists and/or names; product and service prices; customer charges; contracts; contract negotiations and employee relations matters.  Employee understands and agrees that this list is not all-inclusive.

19.                                 Return of Company Property.  Employee agrees to promptly return all property or information belonging to the Employer, including all keys, computers, cellular telephones, and any document or property Employee generated during his employment at the Employer, and agrees that no such property will be in his possession or control at the time he receives the consideration specified in Section 1.  This includes all property or information that may have come into his possession as a result of his employment with the Employer.  Employee further acknowledges that he has not retained any copies of any such information.

20.                                 Applicable Law.  The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.

21.                                 Dispute Resolution.  Any dispute arising out of or related to this Agreement shall be resolved through binding arbitration through JAMS/Endispute in San Diego, California, under the then current applicable rules of JAMS/Endispute.  Each party shall be responsible for its or his/her own costs and attorneys’ fees in connection with the arbitration.

22.                                 Complete Defense.  This Agreement may be pleaded as a full and complete defense against any action, suit or proceeding which may be prosecuted, instituted or attempted by either party in breach thereof.

23.                                 Severability.  If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

24.                                 No Admission of Liability.  It is understood that this Agreement is not an admission of any liability by the Employer.

25.                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

26.                                 Counterparts.  This Agreement may be signed in counterparts.  A facsimile signature shall have the same force and effect as an original signature.

Employee and the Employer have read the foregoing Agreement and know its contents and fully understand it.  Employee and the Employer acknowledge that they have fully discussed this Agreement with their respective attorneys to the extent desired, or have had the opportunity to do so, and fully understand the consequences of this Agreement.  No party is being influenced by any statement made by or on behalf of any of the other party to this Agreement.  Employee and the Employer have relied and are relying solely upon his or its own judgment, belief and knowledge of the nature, extent, effect and consequences relating to this Agreement and/or upon the advice of their own legal counsel concerning the consequences of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

Dated: 7-3-08	/s/ A. Vincent Siciliano
A. Vincent Siciliano

1st Pacific Bank of California:

Dated: July 3, 2008	By:	/s/ Ronald J. Carlson
	Name:	Ronald J. Carlson
	Its:	Chairman

1st Pacific Bancorp:

Dated: July 3, 2008	By:	/s/ Ronald J. Carlson
	Name:	Ronald J. Carlson
	Its:	Chairman

A. Vincent Siciliano

Vested Holdings of 1st Pacific Bancorp Common Stock or Options:  as of July 2, 2008

1.	Shares of Stock

Shares

A. Vincent Siciliano IRA	2,000

A. Vincent Siciliano (Restricted Stock Grant, Vested Portion	2,500

A. Vincent and Susan Siciliano	12,200

A. Vincent Siciliano c/f David Siciliano (UGMA)	2,000

Total (Split Adjusted)	18,700

2.	Options

					Post-Termination
	Date	Price	Vested		Exercise Period

	02/14/02	$5.00	57,500		2 years

	12/12/02	$5.25	10,000	(ISO)	3 months

	06/17/03	$7.98	56,176	(ISO)	3 months

		TOTAL	123,676